Exhibit 99.1

FINANCIAL CONTACT: David R. Sonksen

Executive Vice President and Chief Financial Officer

Tel: (949) 221-7101

EDITORIAL CONTACT: Cliff Silver

Manager, Corporate Communications

Tel: (949) 221-7112

Microsemi Reports Fiscal 2003 and

Fourth Quarter Results

•	Fourth Quarter Pro Forma Net Income Is $0.01 Per Share Greater than First Call’s Average of Broker Estimates

•	Net Sales in Fourth Quarter Increase 5% over Third Quarter

•	Positive Book-to-Bill Ratio in Fourth Quarter

•	Gross Margins Increase 50 Basis Points over Third Quarter

•	Pro Forma Net Income Increases 57% over Third Quarter

•	GAAP Net Income up 33% over Third Quarter

Irvine, CA—(BusinessWire)—November 20, 2003—Microsemi Corporation (Nasdaq: MSCC) today reported results for its fourth quarter ended September 28, 2003 and the full 2003 fiscal year.

For the fourth quarter, net sales were $52.8 million, an increase of 7% from net sales of $49.2 million in the year-ago fourth quarter and an increase of 5% from net sales of $50.5 million in the third quarter. Fourth quarter pro forma net income was $2.2 million, or $0.07 per share diluted, up 175% from $0.8 million, or $0.03 per share diluted, in the year-ago fourth quarter and up 57% from the $1.4 million, or $0.05 per share diluted, in the third quarter. Pro forma gross margins for the fourth quarter were 32.8%, a 50 basis point improvement over the third quarter pro forma gross margin of 32.3% and an 80 basis point improvement over the 32.0% pro forma gross margin in the year ago fourth quarter.

For the fiscal year, net sales were $197.4 million, down 7% compared to last fiscal year’s net sales of $212.6 million. Fiscal year 2003 pro forma net income totaled $4.5 million, or $0.15 per share diluted, down 53% compared to pro forma net income of $9.6 million, or $0.32 per share diluted, in fiscal year 2002.

For the fourth quarter, Microsemi reported GAAP earnings of $1.6 million, or $0.05 per diluted share, compared to a loss of $7.1 million, or $0.24 per share diluted, in the year-ago fourth quarter and earnings of $1.2 million, or $0.04 per diluted share, in the third quarter.

For the full fiscal year 2003, in accordance with GAAP, Microsemi reported a loss of $11.5 million, or $0.40 per share diluted, compared to a loss of $4.7 million, or $0.16 per share diluted, in fiscal year 2002.

As detailed in the attached “Schedule Reconciling Pro Forma Earnings to GAAP Earnings,” the GAAP loss for fiscal year 2003 includes the transition year impairment of goodwill of $14.7 million after tax, for the cumulative effect of a change in accounting principle, retroactively to September 30, 2002, in accordance with the adoption of SFAS 142 “Goodwill and Other Intangible Assets,” as well as amortization of acquisition related intangible assets, restructuring costs and other special charges and credits.

The book-to-bill ratio for the quarter was 1.07.

“We are very pleased with our results for the fourth quarter”, stated James J. Peterson, President and CEO. “Net sales and pro forma earnings have increased for three consecutive quarters and we see continuing strength in all our markets.”

Business Outlook

The Company’s current outlook for net sales in the first quarter of fiscal year 2004 is 2 to 5 percent greater than the net sales in the fourth quarter. Pro forma earnings per share diluted for the first quarter are currently expected to be between $0.08 and $0.10. The gross margin percentage for the first quarter is expected to increase 20 to 50 basis points over the fourth quarter. Excluding the effect of any restructuring charges from our Consolidation program, earnings in the first quarter of fiscal year 2004, in accordance with GAAP, are expected to be $0.07 to $0.09 per share diluted, including a $0.2 million after-tax charge for amortization of acquisition-related intangible assets.

About Microsemi

Microsemi is a leading designer, manufacturer and marketer of analog, mixed-signal and discrete semiconductors. The company’s semiconductors typically manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as complete circuit solutions that enhance customer designs by improving reliability, battery optimization, reducing size or protecting circuits. Markets the company serves include mobile connectivity, computer/peripherals, datacom, medical, industrial, automotive, digital media, space/satellite and military.

More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com.

PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as the difficulties regarding the making of estimates and projections, the hiring and retention of qualified personnel in a competitive labor market, acquiring and integrating new operations or assets, closing or disposing of operations or assets, rapidly changing technology and product obsolescence, the potential inability to realize cost savings or productivity gains and to improve capacity utilization, potential cost increases, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, results of in-process or planned development or marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential unexpected business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, epidemics, disasters, wars or potential future effects of the tragic events of September 11, variations in customer order preferences, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, difficulties in implementing company strategies, dealing with environmental matters or litigation, difficulties in determining and maintaining adequate insurance coverage, difficulties protecting patents and other proprietary rights, inventory obsolescence and customer qualification of products, manufacturing facilities and processes. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K filed on December 19, 2002, and the Form 10-Q filed on August 12, 2003, by Microsemi with the Securities and Exchange

Commission which relates to the third quarter. Additional risk factors may be identified from time to time in Microsemi’s future filings, including the Form 10-K which will be filed that relates to the fiscal year. Microsemi does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.

(Financial Tables Follow)

MICROSEMI CORPORATION

Pro Forma Consolidated Income Statements

(In thousands, except per share amounts)

	Quarters ended		Fiscal years ended
	September 29, 2002	September 28, 2003	September 29, 2002	September 28, 2003
NET SALES	$49,187	$52,751	$212,640	$197,371
Cost of sales	33,435	35,438	137,709	134,228

GROSS MARGIN	15,752	17,313	74,931	63,143

Operating expenses:
Selling, general and administrative	8,648	9,547	37,271	37,006
Research and development	5,792	4,606	22,855	19,368

Total operating expenses	14,440	14,153	60,126	56,374

OPERATING INCOME	1,312	3,160	14,805	6,769
Interest and other expense, net	(51)	81	(463)	(15)

INCOME BEFORE INCOME TAXES	1,261	3,241	14,342	6,754
Provision for income taxes	416	1,070	4,733	2,229

PRO FORMA NET INCOME	$845	$2,171	$9,609	$4,525

Pro Forma Earnings per share:
Basic	$0.03	$0.07	$0.34	$0.15
Diluted	$0.03	$0.07	$0.32	$0.15

Common and common equivalent shares outstanding:
Basic	28,888	29,020	28,676	28,953
Diluted	29,101	30,153	29,633	29,494

MICROSEMI CORPORATION

Schedule Reconciling Pro Forma Earnings to GAAP Earnings

(in thousands, except per share amounts)

The pro forma amounts have been adjusted to exclude the following items:

	Quarters ended		Fiscal years ended
	September 29, 2002	September 28, 2003	September 29, 2002	September 28, 2003
Amortization of goodwill and other intangible assets	$(910)	$(304)	$(3,811)	$(1,320)
Restructuring charges:
Inventory write-off	(3,005)	—	(4,931)	(200)
Workforce reduction	(2,103)	—	(4,747)	(686)
Facility and asset abandonment	(55)	—	(1,974)	(477)
Loss from operations sold	(796)	—	(796)	—
Relocation of operations	(71)	—	(452)	—
Excess manufacturing cost	(2,717)	(294)	(3,676)	(878)
Reorganization charges	—	—	—	(509)
Assets impairment	(694)	—	(2,381)	(22,705)
Reserve for future clean up cost	—	(538)	—	(538)
Non-recurring gain on sales of assets, net	(1,467)	212	1,398	2,605

	(11,818)	(924)	(21,370)	(24,708)
Income tax effect	3,900	305	7,052	8,711

Net effect of pro forma adjustments on net income	$(7,918)	$(619)	$(14,318)	$(15,997)

Adjustments on earnings (loss) per share:
Basic	$(0.27)	$(0.02)	$(0.50)	$(0.55)
Diluted	$(0.27)	$(0.02)	$(0.50)	$(0.55)

Common and common equivalent shares outstanding:
Basic	28,888	29,020	28,676	28,953
Diluted	28,888	29,020	28,676	28,953

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Microsemi uses a non-GAAP conforming, or pro forma measure of net income that equals GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Microsemi’s baseline performance in regard to the operating results before gains, losses or other charges that are considered by management to be outside of the company’s core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. Microsemi computes pro forma net income principally by adjusting GAAP net income with the impact of acquisition-related charges, restructuring charges, and other non-recurring charges and credits.

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MICROSEMI CORPORATION

Unaudited Consolidated Income Statements

(In thousands, except per share amounts)

	Quarter ended		Fiscal years ended
	September 29, 2002	September 28, 2003	September 29, 2002	September 28, 2003
NET SALES	$49,187	$52,751	$212,640	$197,371
Cost of sales	39,228	36,270	146,782	136,830

GROSS MARGIN	9,959	16,481	65,858	60,541

Operating expenses:
Selling, general and administrative	8,648	9,547	37,750	37,006
Research and development	6,588	4,606	23,651	19,368
Amortization of goodwill and other intangible assets	910	304	3,811	1,320
Restructuring charges	2,158	—	6,228	686
Gain on sales of assets	—	(212)	—	(2,605)
Asset impairment	694	—	2,381	—

Total operating expenses	18,998	14,245	73,821	55,775

OPERATING INCOME (LOSS)	(9,039)	2,236	(7,963)	4,766

Interest and other expense, net	(1,518)	81	935	(15)

INCOME (LOSS) BEFORE INCOME TAXES	(10,557)	2,317	(7,028)	4,751
Provision (Benefit) for income taxes	(3,484)	765	(2,319)	1,568

Income (loss) before cumulative effect of a change in accounting principle	(7,073)	1,552	(4,709)	3,183

Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(14,655)

Net income (loss)	$(7,073)	$1,552	$(4,709)	$(11,472)

Earnings (loss) per share:

Basic earnings (loss) per share:
Earnings (loss) per share before cumulative effect of accounting change	$(0.24)	$0.05	$(0.16)	$0.11
Cumulative effect of accounting change	—	—	—	(0.51)

Earnings (loss) per share	$(0.24)	$0.05	$(0.16)	$(0.40)

Diluted earnings (loss) per share:
Earnings (loss) per share before cumulative effect of accounting change	$(0.24)	$0.05	$(0.16)	$0.11
Cumulative effect of accounting change	—	—	—	(0.51)

Earnings (loss) per share	$(0.24)	$0.05	$(0.16)	$(0.40)

Common and common equivalent shares outstanding:
Basic	28,888	29,020	28,676	28,953
Diluted	28,888	30,153	28,676	28,953

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MICROSEMI CORPORATION

Condensed Unaudited Consolidated Balance Sheets

(in thousands)

	September 29, 2002	September 28, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$23,060	$29,353
Accounts receivable, net	32,435	28,866
Inventories	52,040	53,679
Other Current assets	6,434	6,473

Total current assets	113,969	118,371
Property and equipment, net	65,608	62,973
Other assets	37,191	24,299

TOTAL ASSETS	$216,768	$205,643

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$29,922	$31,203
Long-term debt	4,356	486
Other long-term liabilities	4,044	4,094
Shareholders’ equity	178,446	169,860

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$216,768	$205,643